UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2016

KEURIG GREEN MOUNTAIN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12340	03-0339228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Coffee Lane
Waterbury, Vermont 05676

(Address of Principal Executive Offices) (Zip Code)

(802) 244-5621

(Registrant’s telephone number, including area code)

N/A

(Registrant’s former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Introduction

On March 3, 2016, Keurig Green Mountain, Inc., a Delaware corporation (the “Company”), completed its previously announced merger (the “Merger”) with Maple Holdings Acquisition Corp. (“Acquisition Sub”), a Delaware corporation and wholly-owned subsidiary of Acorn Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of December 6, 2015 (the “Merger Agreement”), by and among Parent, Acquisition Sub, the Company and, solely for the purposes of Article IX of the Merger Agreement, JAB Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands.  The Company was the surviving corporation in the Merger and, as a result, is now a wholly-owned subsidiary of Parent.

Item 1.01                                 Entry into a Material Definitive Agreement.

The information set forth in the Introductory Note of this report is incorporated herein by reference.

On March 3, 2016, Maple Parent Corp., a Delaware corporation (“Holdings”), Acquisition Sub and the Company entered into, or by merger  became parties to, that certain Credit Agreement, dated as of March 3, 2016 (the “Credit Agreement”), with the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent. On that date, pursuant to the Credit Agreement, the Lenders extended to Acquisition Sub (which was merged with and into the Company on such date), as the borrower  (i) term A loans in an aggregate principal amount of $3,075,000,000 (the “Term A Facility”), (ii) term B loans in an aggregate principal amount of $1,875,000,000 (the “Term B USD Facility”) and (iii) term B loans in an aggregate principal amount of €842,000,000 (the “Term B EUR Facility” and, together with the Term B USD Facility, collectively, the “Term B Facility”), the proceeds of which were used to pay off the Existing Credit Facility (as hereinafter defined), pay a portion of the Merger consideration and pay fees, costs and expenses related thereto. The Lenders also made available to the Company a revolving credit facility in an aggregate amount of up to $500,000,000 (the “Revolving Facility”), the proceeds of which are available to be used by the Company and its subsidiaries for general corporate purposes, including working capital needs, capital expenditures, acquisitions and other investments and payments. The Revolving Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice under swingline loans.

The Term A Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 5.00% of the original principal amount of such Term A Facility, commencing on September 30, 2016 through and including the fiscal quarter immediately prior to December 31, 2020, with the balance payable on March 3, 2021. The Term B Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of such Term B Facility, commencing on September 30, 2016 with the balance payable on March 3, 2023.

Borrowings under the Term A Facility and the Revolving Facility bear interest at a rate per annum equal to 2.00% in the case of LIBOR rate loans and 1.00% in the case of base rate loans, with stepdowns based on leverage levels with a rate as low as 1.25% in the case of LIBOR rate loans and 0.25% in the case of base rate loans at leverage levels less than 2.50x. Borrowings under the Term B USD Facility bear interest at a rate per annum equal to 4.50% in the case of LIBOR rate loans and 4.25% in the case of base rate loans and borrowings under the Term B EUR Facility bear interest at a rate per annum equal to 4.25%. In addition to paying interest on outstanding principal under the Revolving Facility, the Company is also required to pay customary commitment and letter of credit fees.

Outstanding term loans are subject to mandatory prepayment with specified excess cash flows and the net cash proceeds of specified asset sales and other dispositions of property.

Holdings, the Company (with respect to any additional borrower added under the Credit Agreement) and each wholly-owned domestic subsidiary of the Company have guaranteed the borrowings under the Credit Agreement. All obligations under the Credit Agreement and the related guarantees are secured by a perfected first-priority security interest in substantially all of the tangible and intangible assets of the Company and the guarantors, as well as a perfected first-priority pledge of the equity interests of the Company, all of the equity interests of the wholly-owned domestic subsidiaries of the Company and 65% of the equity interests of the first tier foreign subsidiaries of the guarantors.

The Credit Agreement contains negative and affirmative covenants, events of default and repayment and prepayment provisions customarily applicable to senior secured credit facilities.

Certain lenders under the Credit Agreement have engaged in, or may in the future engage in, transactions with, and perform services for, the Company and its affiliates in the ordinary course of business for which they received, or will receive, customary fees and expenses.

Item 1.02                                 Termination of a Material Definitive Agreement.

Concurrently with the consummation of the Merger, the Company terminated and repaid in full all amounts outstanding pursuant to the Credit Agreement, dated June 29, 2015, by and among the Company, Keurig Trading S.à.r.l., Bank of America, N.A., as administrative agent, and the other parties thereto, as amended (the “Existing Credit Facility”).

Item 2.03                                 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Upon the consummation of the Merger, the Company, by operation of law, succeeded to all obligations of Acquisition Sub under the Credit Agreement. The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEURIG GREEN MOUNTAIN, INC.
(Registrant)

Date:	March 3, 2016	By:	/s/ Peter G. Leemputte

		Name:	Peter G. Leemputte
		Title:	Chief Financial Officer and Treasurer